SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)*


                          Hambrecht Asia Acquisition Corp
                                 (Name of Issuer)

                                  Common Stock
                            (Title of Class of Securities)

                                    406548206
                                  (CUSIP Number)

                                 December 31, 2008
               (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 406548206
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          DKR Capital Partners, LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IA
_____________________________________________________________________________


CUSIP No. 406548206
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          DKR Oasis Management Company, LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IA
_____________________________________________________________________________


CUSIP No. 406548206
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          DKR Soundshore Oasis Holding Fund, Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED               0
		_________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
	  ___________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          00
_____________________________________________________________________________


CUSIP No. 406548206
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Seth Fischer
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
                _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________


 CUSIP No. 406548206

ITEM 1(a).  NAME OF ISSUER:
            Hambrecht Asia Acquisition Corp.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            13/F Tower 2, New World Tower
	    18 Queens Road, New World Tower
`	    Hong Kong

ITEM 2(a).   NAME OF PERSONS FILING:
     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) DKR Capital Partners, L.P., a Delaware limited partnership ("DKR"), is a registered investment adviser and the managing general partner of DKR Oasis Management Company, LP, a Delaware limited partnership (the "Investment Manager"), which is the investment manager of DKR Soundshore Oasis Holding Fund, Ltd. ("Soundshore Oasis") with respect to the Ordinary Shares reported in this Schedule 13G.

         (ii) DKR Oasis Management Company, LP, a Delaware limited partnership (the "Investment Manager"), is the investment manager of Soundshore Oasis with respect to the Ordinary Shares reported in this
	      Schedule 13G.

         (iii) DKR Soundshore Oasis Holding Fund, Ltd., a Cayman Islands exempted company ("Soundshore Oasis"), with respect to Ordinary Shares owned by it.

          (iv) Seth Fischer ("Mr. Fischer") is responsible for the supervision and conduct of all investment activities of the Investment Manager, including all investment decisions with respect to the assets of Soundshore Oasis, including the Ordinary
	       Shares reported in this Schedule 13G owned by such investment funds.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OF PERSONS FILING:
     The address of the principal business office of each of DKR and the Investment Manager is 1281 East Main Street, Stamford, CT 06902. The address of the principal business office of each of Soundshore Oasis is c/o Codan Trust Company (Cayman) Ltd., Cricket
Square, Hutchins Drive, George Town, Grand Cayman, KY1-1111.
The address of the principal business office of Mr. Fischer is Suite 2608, 26th Floor, Two Exchange Square, Central, Hong Kong.

ITEM 2(c).   CITIZENSHIP:
          DKR and the Investment Manager are Delaware limited partnerships. Soundshore Oasis is a Cayman Islands exempted companies. Mr. Fischer is a United States citizen.

CUSIP No. 406548206

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock

ITEM 2(e).  CUSIP NUMBER:      406548206

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act;

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) (  )  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX.
	[x]


CUSIP No. 406548206

ITEM 4.   OWNERSHIP.

          DKR is a registered investment adviser and the managing general partner of the Investment Manager, which is the investment manager of Soundshore Oasis with respect to which it has voting and dispositive authority over the Ordinary Shares reported in this Schedule 13G. Mr. Fischer is responsible for the supervision of all investment activities of the Investment Manager, including all investment decisions with respect to the assets of Soundshore Oasis, and therefore may be deemed to be the beneficial owner of the Ordinary Shares owned by such investment funds reported in this Schedule 13G.

          Each of DKR, the Investment Manager and Mr. Fischer hereby disclaims beneficial ownership of any such Ordinary Shares.

	A.  DKR
         (a) Amount beneficially owned:
	     0
         (b) Percent of class: 0.0%

         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii)  sole power to dispose or to direct the disposition
                         of 0
                  (iv)   shared power to vote or to direct the vote
                         0

      B.  Investment Manager
        (a)  Amount beneficially owned:
	     0
        (b)  Percent of class:  0.0%

        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii)  sole power to dispose or to direct the disposition
                         of 0
                  (iv)   shared power to vote or to direct the vote
                         0

      C.  Soundshore Oasis
        (a)  Amount beneficially owned:
	     0
        (b)  Percent of class: 0.0%

        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii)  sole power to dispose or to direct the disposition of
			 0
                  (iv)   shared power to dispose or to direct the disposition
                         0

      D.  Mr. Fischer
        (a)  Amount beneficially owned:
	     0
        (b)  Percent of class: 0.0%

        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii)  sole power to dispose or to direct the disposition
			 of 0
                  (iv)   shared power to dispose or to direct the disposition
                         0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          X

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
           DKR is the managing general partner of the Investment Manager, which is the investment manager of Soundshore Oasis with respect to which it has voting and dispositive authority over the Ordinary Shares reported in this Schedule 13G. Mr. Fischer is responsible for the supervision and conduct of all investment activities of the Investment Manager, including all investment decisions with respect to the assets of Soundshore Oasis, and therefore may be deemed to be the beneficial owner of the Ordinary Shares owned by such investment funds reported in this Schedule 13G.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2009           /s/ Barbara Burger
                                    ___________________________________
                                    DKR CAPITAL PARTNERS, LP
                                    By Barbara Burger
                                    President and General Counsel

                                    /s/ Barbara Burger
                                    ___________________________________
                                    DKR OASIS MANAGEMENT COMPANY, LP
                                    By DKR CAPITAL PARTNERS, LP, its
                                    managing general partner;
                                    By Barbara Burger
                                    President and General Counsel

                                    /s/ Barbara Burger
                                    ___________________________________
                                    DKR SOUNDSHORE OASIS HOLDING FUND, Ltd.
                                    By Barbara Burger
                                    Director


                                    /s/ Seth Fischer
                                    ___________________________________
                                    Seth Fischer